Exhibit 99.1

News Release

Superior Reports First Quarter 2025 Financial Results

First Quarter 2025 Highlights:

•
Net Sales of $322M
•
Value-Added Sales1 of $169M
•
Net Loss of $13M
•
Adjusted EBITDA1 of $25M, a 15% margin2
•
Cash Flow Provided by Operating Activities of $24M
•
Unlevered Free Cash Flow1 of $33M
•
Withdrawing fiscal year guidance due to macroeconomic uncertainty and significant recent events

SOUTHFIELD, MICHIGAN – May 12, 2025– Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP) today reported financial results for the first quarter ended March 31, 2025.

($ in millions)	Three Months
	1Q 2025	1Q 2024
Net Sales
North America	$203.7	$193.5
Europe	117.9	122.8
Global	$321.6	$316.3

Value-Added Sales (1)
North America	$101.4	$100.7
Europe	67.1	71.5
Global	$168.5	$172.2

“Despite a challenging macro environment, our value-added sales outperformed the market driven by our leading portfolio of products. As the broader industry trends towards supply chain localization, global tariff dynamics have exacerbated the urgency from OEMs to localize production in region and seek more cost-effective manufacturing partners in both North America and Europe. More than ever, our competitively advantaged local for local manufacturing footprint in Mexico and Poland is creating opportunity.” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

Subsequent to March 31, 2025, the Company received separate notifications from certain larger North American OEM customers of their intent to resource all outstanding purchase orders to another supplier with a minimal wind down period. This sudden loss of volumes results in a short-term liquidity constraint and reductions to the Company’s earnings generation. The combination

1See “Non-GAAP Financial Measures” below for a definition and reconciliation to the most comparable GAAP measure.

2Adjusted EBITDA as % of Value-Added Sales1

of these items has put in doubt the Company’s ability to meet the near-term covenant thresholds in the term loan and revolving credit facility.

As a result, the Company has entered into a commitment letter with its term loan lenders whereby the term lenders have agreed to provide the Company access to up to $70 million of additional term loans under the Company’s existing term loan credit agreement and financial covenant relief, subject to the satisfaction of certain conditions, including the achievement of certain business milestones and the implementation of certain governance changes. The Company is also in discussions with its revolving lenders regarding financial covenant relief. In addition, the Company is taking swift cost reduction actions including eliminating certain previously planned capital expenditures and pursuing initiatives to reduce investments in working capital, primarily inventory.

Further, the Company is actively engaged in advanced discussions with its lenders on a recapitalization transaction designed to significantly de-lever the Company’s balance sheet. The transaction would, among other things, address the preferred equity investment, significantly reduce outstanding debt by exchanging debt for common stock, and further enhance free cash flow. The Company believes that the recapitalization transaction, if implemented as contemplated, will provide Superior with the financial strength to execute on its growth strategies to be a premier global wheel solutions provider with a competitively advantaged localized footprint, and a market leading portfolio of products. In the interim it is our intent to continue serving our loyal customers without interruption as we seek to implement a transaction on an expedited timeline.

“We are encouraged by the productive discussions we’ve had with our lenders and preferred shareholder and believe the potential recapitalization transaction will yield enhanced strategic, operational and financial flexibility. The short-term liquidity support measures from our lenders are designed to enable the company to mitigate the impact of the abrupt loss of volumes while supporting continued growth with existing customers and new customers across North America and Europe. We are seeing unprecedented RFQ levels in the last four months driven by accelerating localization momentum by our OEM customers in response to tariffs” commented Mr. Abulaban.

The Company can provide no assurances that it will be able to satisfy the conditions to accessing the capital available under the commitment letter or the terms on which any recapitalization transaction will be consummated, or that one will be consummated at all.

First Quarter 2025 Results

Net Sales for the first quarter of 2025 were $322 million, compared to Net Sales of $316 million in the first quarter of 2024. The increase in Net Sales was primarily due to higher aluminum and other pass-through costs and higher product mix and pricing, which was partially offset by lower volumes. Value-Added Sales Adjusted for Foreign Exchange, a Non-GAAP financial measure, was $171 million for 2025, relatively flat compared to the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated Net Sales to Value-Added Sales and Value-Added Sales Adjusted for Foreign Exchange in this press release.

Gross Profit for the first quarter of 2025 was $16 million, compared to $21 million in the prior year period primarily due to lower performance-related cost absorption, partially offset by product mix and pricing.

Selling, General, and Administrative (“SG&A”) expenses for the first quarter of 2025 were $16 million, compared to $21 million in the prior year period. The decrease in SG&A expenses is primarily due to a reduction in costs associated with the European Transformation.

Income from Operations was $0.6 million in the first quarter of 2025, compared to Income from Operations of $0.3 million in the first quarter of 2024.

Income Tax Benefit for the first quarter of 2025 was $5 million, compared to an Income Tax Provision of $17 million in the first quarter of 2024.

For the first quarter of 2025, the Company reported a Net Loss of $13 million, or Loss per Diluted Share of $0.92. This compares to Net Loss of $33 million, or Loss per Diluted Share of $1.52, in the first quarter 2024. See “Earnings per Share Calculation” in this press release.

Adjusted EBITDA, a Non-GAAP financial measure, was $25 million, or 15% of Value-Added Sales in the first quarter of 2025, which compares to $31 million, or 18% of Value-Added Sales, in the first quarter of 2024. The decrease in Adjusted EBITDA was primarily due to unfavorable cost absorption due to lower production volumes, impact of metal timing and lower unit sales, partially offset by favorable FX. See “Non-GAAP Financial Measures” below and the reconciliation of Net Income to Adjusted EBITDA in this press release.

The Company reported Cash Flow Provided by Operating Activities of $24 million for the first quarter of 2025, compared to $3 million in the first quarter of 2024. The increase in Cash Flow Provided by Operating Activities was primarily due to changes in working capital, which was partially offset by lower gross profit.

Unlevered Free Cash Flow, a Non-GAAP financial measure, for the first quarter of 2025 was $33 million, an increase of $25 million compared to the prior period. The increase was primarily due to changes in working capital, including a benefit from higher cash interest paid, net of interest income. For the first quarter 2025, Free Cash Flow, a Non-GAAP financial measure, was $17 million, an increase of $24 million compared to the prior year period primarily due to changes in working capital. See “Non-GAAP Financial Measures” below and the reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow and Unlevered Free Cash Flow in this press release.

Financial Position

As of March 31, 2025, Superior had Total Debt of $516 million and Net Debt, a Non-GAAP financial measure, of $462 million, compared to Total Debt of $520 million and Net Debt of $480 million as of December 31, 2024. See “Non-GAAP Financial Measures” below and the reconciliation of funded debt to Net Debt in this press release.

2025 Outlook

Due to the uncertainties related to the current macroeconomic environment as well as the lost volume from certain customers, Superior is withdrawing its 2025 fiscal year outlook.

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Monday, May 12, 2025. The conference call may be accessed by dialing +1 800 715-9871 for participants in the U.S. or (646) 307-1963 for participants outside the U.S. using the required conference ID 2284562 when prompted by the operator. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company's management plans to review operating results and discuss financial and operating matters. In addition, management may disclose material information during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest light weighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to the following non-GAAP measures:

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration, certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Net Sales Adjusted for Change in Cost of Aluminum and Deconsolidation of Subsidiary” defined as Net Sales less the change from cost of aluminum and deconsolidation of subsidiary. “Value-Added Sales,” defined as Net Sales less the value of aluminum and other costs, as well as outsourced service provider (“OSP”) costs that are included in Net Sales. “Value-Added Sales Adjusted for FX," which is also referred to as “Value-Added Sales Adjusted for Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales Adjusted for Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as Cash Flow Provided by Operating Activities less Cash used in Investing Activities less non-debt components of financing activities. “Unlevered Free Cash Flow,” defined as Cash Flow Provided by Operating Activities less Capital Expenditures plus Cash Interest Paid. “Net Debt,” defined as total funded debt less cash and cash equivalents.

For reconciliations of these Non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages. Management believes these Non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these Non-GAAP financial measures for planning and forecasting purposes. This Non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “assumes,”, “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “foresee,” “intends,” “Outlook,” “guidance,” “predicts,” “projects,” “projecting,” “potential,” “targeting,” “will likely result,” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, whether the Company will be able to access any funds from the commitment letter executed with its term loan lenders, whether any recapitalization transaction will be consummated or the terms or impact of any such recapitalization transaction, the impact on the Company’s business associated with any capital expenditure reductions, the increase in the cost of raw materials, labor and energy, supply chain disruptions, material shortages, higher interest rates, the effect of changes in international trade, including as a result of new or higher tariffs, taxes or other limitations on global trade, the effect of geopolitical conflicts, such as the Russian military invasion of Ukraine (the “Ukraine Conflict”), on our future growth and earnings. These statements include our belief regarding general automotive industry market conditions and growth rates, as well as domestic and international economic conditions. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior's Securities and Exchange Commission filings and reports.

New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Superior. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Superior disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Contact:

Superior Investor Relations

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Three Months
	1Q 2025	1Q 2024
	Actual	Actual

Net Sales	$321.6	$316.3
Cost of Sales	305.5	295.2
Gross Profit	16.1	21.1
SG&A Expenses	15.5	20.8
Income (Loss) From Operations	$0.6	$0.3

Interest Expense, net	(17.0)	(15.9)
Other Expense, net	(2.0)	(0.5)
Income (Loss) Before Income Taxes	$(18.4)	$(16.1)

Income Tax (Provision) Benefit	5.5	(16.6)

Net Income (Loss)	$(12.9)	$(32.7)

Basic (Loss) Earnings Per Share	$(0.92)	$(1.52)
Diluted (Loss) Earnings Per Share	$(0.92)	$(1.52)

Value-Added Sales (1)	$168.5	$172.2
Value-Added Sales Adjusted for Foreign Exchange (1)	$170.6	$172.2
Adjusted EBITDA (1)	$25.1	$30.8
% of Value-Added Sales	15%	18%

(1) Value-Added Sales, Value-Added Sales Adjusted for Foreign Exchange, and Adjusted EBITDA are non-GAAP financial measures; see page 5 for definitions.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Millions)

ASSETS	3/31/2025	12/31/2024
Cash & Cash Equivalents	$54.5	$40.1
Accounts Receivable, net	72.7	69.5
Inventories, net	145.6	145.7
Income Taxes Receivable	11.5	11.4
Current Derivative Financial Instruments	26.0	22.6
Other Current Assets	24.8	19.5
Total Current Assets	335.1	308.8
Property, Plant & Equipment, net	329.7	329.9
Deferred Income Taxes, net	41.1	39.0
Intangibles, net	8.3	12.6
Derivative Financial Instruments	16.4	14.7
Other Noncurrent Assets	33.2	35.1
Total Assets	$763.8	$740.1

LIABILITIES & EQUITY
Accounts Payable	$151.2	$120.4
Short-term Debt	5.8	7.9
Accrued Expenses	67.0	65.7
Income Taxes Payable	0.5	1.9
Total Current Liabilities	224.5	195.9
Long-term Debt (Less Current Portion)	481.8	481.4
Non-Current Liabilities	43.3	50.0
Redeemable Preferred Shares	302.4	288.5
Noncontrolling Redeemable Equity	0.5	0.5
Total Shareholders' Equity (Deficit)	(288.7)	(276.2)
Total Liabilities and Shareholders’ Equity (Deficit)	$763.8	$740.1

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Millions)

	Three Months
	1Q 2025	1Q 2024
Net Income (Loss)	$(12.9)	$(32.7)
Depreciation and Amortization	19.5	21.9
Income tax, Non-cash Changes	(5.3)	16.3
Stock-based Compensation	0.9	1.7
Amortization of Debt Issuance Costs	1.7	1.2
Other Non-cash Items	1.4	2.8
Changes in Operating Assets and Liabilities:
Accounts Receivable	(2.3)	(12.4)
Inventories	3.0	(5.6)
Other Assets and Liabilities	(5.2)	(3.2)
Accounts Payable	26.5	16.3
Income Taxes	(3.8)	(2.8)
Net Cash Provided (Used) By Operating Activities	23.5	3.5

Capital Expenditures	(6.0)	(6.6)
Net Cash Provided (Used) By Investing Activities	(6.0)	(6.6)

Repayments on Term Loans and Notes	(3.5)	(1.7)
Proceeds from Borrowings on Revolving Credit Facility	23.0	-
Repayments of Borrowings on Revolving Credit Facility	(23.0)	-
Cash Dividends Paid	-	(3.3)
Financing Costs Paid and Other	0.1	(0.3)
Payments Related to Tax Withholdings for Stock-Based Compensation	(0.7)	(1.1)
Finance Lease Payments	(0.2)	(0.2)
Net Cash Flow Provided (Used) By Financing Activities	(4.3)	(6.6)

Effect of Exchange Rate on Cash	1.2	(0.8)
Net Change in Cash	14.4	(10.5)

Cash - Beginning	40.1	201.6
Cash - Ending	$54.5	$191.1

Supplemental Cash Flow Information:
Cash paid during the period for interest	$15.9	$12.2
Cash paid during the period for taxes, net of refunds	$3.5	$3.2
Non-cash Investing Activities
Period end balance of accounts payable for property, plant, and equipment	$3.5	$3.4

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Earnings Per Share Calculation (Unaudited)
(Dollars and Outstanding Shares in Millions, Except Per Share Amounts)

	Three Months
	1Q 2025	1Q 2024

Net Income (Loss) Attributable to Common Shareholders	$(12.9)	$(32.7)
Redeemable Preferred Stock Dividends and Accretion	(13.9)	(10.2)
Basic Numerator	$(26.8)	$(42.9)

Weighted Avg. Shares Outstanding - Basic	29.1	28.3
Dilutive Effect of Common Share Equivalents	-	-
Weighted Avg. Shares Outstanding - Diluted	29.1	28.3

Basic Earnings (Loss) Per Share(1)	$(0.92)	$(1.52)
Diluted Earnings (Loss) Per Share(1)	$(0.92)	$(1.52)

(1) Basic earnings per share is computed by dividing net income (loss), after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. In calculating diluted earnings per share, the weighted average shares outstanding considers the dilutive effect of outstanding stock options, and time and performance based restricted stock units under the treasury stock method. Stock-based compensation shares have not been included in the diluted earnings per share because they would be anti-dilutive for the years ended March 31, 2025 and 2024. The redeemable preferred shares are also not included in the diluted earnings per share for the periods ended March 31, 2025 and 2024 because the redeemable preferred shareholders do not have a contractual obligation to share in the Company's losses with common stockholders.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measures (Unaudited)
(Dollars in Millions and Units in Thousands, Except Per Wheel)

	Three Months		Trailing Twelve Months (1)		Year Ended
	1Q 2025	1Q 2024	1Q 2025	1Q 2024	YTD 2019
Net Sales	$321.6	$316.3	$1,272.6	$1,320.6	$1,372.5
Less: Aluminum, and Outside Service Provider Costs	(153.1)	(144.1)	(585.1)	(603.5)	(617.2)
Value-Added Sales (1)	168.5	172.2	687.5	717.1	755.3
Currency Effect on Current Period Value-Added Sales	2.1	-	(22.6)	-	(31.9)
Value-Added Sales Adjusted for Foreign Exchange (1)	170.6	172.2	664.9	717.1	723.4

Wheels Shipped	3,419	3,623	13,590	14,327	19,246
Content per Wheel (1) (2)	$49.90	$47.53	$48.93	$50.05	$37.59

Adjusted EBITDA (1)	Three Months
	1Q 2025	1Q 2024
Net Income (Loss)	$(12.9)	$(32.7)
Adjusting Items:
- Interest Expense, net	17.0	15.9
- Income Tax Provision (Benefit)	(5.4)	16.6
- Depreciation	14.8	17.1
- Amortization	4.7	4.9
- Factoring Fees	1.8	1.2
- Restructuring Costs	4.4	(0.9)
- Restructuring Related Costs	0.3	8.7
- Asset Write Down	0.2	-
- Strategic Inititatives and Other Costs	0.9	-
- Change in Fair Value of Embedded Derivative Liabilities	(0.7)	-
	38.0	63.5
Adjusted EBITDA (1)	$25.1	$30.8

(1) Value-Added Sales, Value-Added Sales Adjusted for Foreign Exchange, Value-Added Sales Trailing Twelve Months, Value-Added Sales Adjusted for Foreign Exchange Trailing Twelve Months, Content per Wheel, and Adjusted EBITDA are non-GAAP financial measures; see page 5 for definitions.

(2) Content per wheel is stated in currency rates prevailing in the corresponding periods of 2024.

Free Cash Flow (1)	Three Months
	1Q 2025	1Q 2024
Net Cash Provided (Used) By Operating Activities	$23.5	$3.5
Net Cash Provided (Used) By Investing Activities	(6.0)	(6.6)
Cash Payments for Non-debt Financing Activities	(0.7)	(4.4)
Free Cash Flow (1)	$16.8	$(7.5)

Unlevered Free Cash Flow (1)	Three Months
	1Q 2025	1Q 2024
Net Cash Provided (Used) By Operating Activities	$23.5	$3.5
Capital Expenditures	(6.0)	(6.6)
Refinancing Costs	-	0.5
Cash Interest Paid, Net of Interest Income	15.7	10.7
Unlevered Free Cash Flow (1)	$33.2	$8.1

Net Debt (1) (2)	3/31/2025	12/31/2024
Long Term Debt (Less Current Portion)(2)	$510.7	$511.9
Short Term Debt(2)	5.8	7.9
Total Debt(2)	516.5	519.8
Less: Cash and Cash Equivalents	(54.5)	(40.1)
Net Debt (1)	$462.0	$479.7

(1) Net Debt, Free Cash Flow, and Unlevered Free Cash Flow are non-GAAP financial measures; see page 5 for definitions.
(2) Excluding Debt Issuance Cost